Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 10, 2021, with respect to the consolidated financial statements of SES Holdings Pte. Ltd. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Albany, New York

November 16, 2021